Exhibit 99.1

Contacts:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8700

AFFYMAX ANNOUNCES $42 MILLION PRIVATE PLACEMENT

PALO ALTO, Calif., February 17, 2009 – Affymax, Inc. (Nasdaq: AFFY) today announced that it has obtained a commitment from institutional investors to purchase approximately $42 million of its common stock in a private placement.

Under the terms of one of two types of purchase agreements, Affymax will sell 2,844,708 newly issued shares of its common stock at a purchase price of $11.25 per share.  In the other purchase agreement, Affymax will sell 652,262 newly issued units at a purchase price of $15.33 per unit, with each unit consisting of one share of common stock and one warrant to purchase 0.65 of a share of common stock. The warrants are immediately exercisable at $16.78 per share and will expire five years from the date of issuance.

The financing was led by ProQuest with participation by existing investors, Sprout Group and Bessemer, and new investor, Biotech Value Fund.  The net proceeds are expected to be approximately $41.6 million after offering expenses. This transaction is expected to close on or prior to March 2, 2009.

The company will provide additional details on the financial outlook for the organization in connection with the issuance of its 2009 financial guidance in its fourth quarter and year end financial results release planned for March 2009.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

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